Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

 200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Elect

Vance Opperman to Board Membership

WAYZATA, MN, June 29, 2009 — The Board of Directors of TCF Financial Corporation (TCF) (NYSE: TCB) today announced the election of Vance K. Opperman to the TCF Board of Directors, effective June 29, 2009.

Mr. Opperman is President and Chief Executive Officer of Key Investment, Inc., a private investment company based in Minneapolis.  Previously, Mr. Opperman was President of West Publishing Company until the business was sold to Thomson Corporation of Canada in 1996.  Prior to his career at West Publishing Company, Mr. Opperman spent 15 years as the founder and former senior partner of Opperman and Paquin.  Mr. Opperman currently serves on the board of Thomson Reuters Corporation as well as other educational and not-for-profit organizations.

“It is an honor to welcome Vance Opperman to TCF’s Board of Directors.  Vance brings a wealth of knowledge and experience in law and financial services to the Board, and his passion for community service is unprecedented and commendable,” said William A. Cooper, Chairman of the Board and Chief Executive Officer.  “We look forward to his guidance and counsel.”

TCF is a Wayzata, Minnesota-based national financial holding company with $18.1 billion in total assets.  TCF has 449 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

###